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                                                                EXHIBIT 99.1

                                CAUTIONARY STATEMENT

     Nutrition Medical, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1996 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors, any one of which may cause actual results to differ from those which might be projected, forecast, estimated or budgeted in such forward-looking statement. The factors set forth below are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company:

LACK OF OPERATING PROFITS; LIMITED OPERATING HISTORY

     The Company, which was incorporated in July 1993, is subject to all of the risks inherent in the establishment of a new business. The likelihood of the success of the Company must be considered in light of the difficulties, expenses and delays frequently encountered in connection with the development and marketing of new products and the competitive environment in which the Company is operating.

     Although the Company began generating revenues from product sales in May 1994, the Company has accumulated substantial losses to date. No assurance can be given that the Company will be able to achieve profitability. Further, there can be no assurance that the Company will be able to successfully develop or market additional products or that the Company will have sufficient funds available to successfully market its current products or any new products that it may develop in the future.

PRODUCT ACCEPTANCE AND PRICING

     The Company's products are designed to be substantially equivalent to existing branded competitive products. Although the Company believes that the quality and efficacy of its products is comparable to branded competitive products, no independent comparison between the Company's products and competitive products has been completed and there can be no assurance that the efficacy or quality of the Company's products is or will be comparable to branded competitive products.

     Furthermore, the Company's name and its products are relatively unknown to large segments of the Company's target markets, and there can be no assurance that the Company's marketing efforts will achieve sufficient name recognition of the Company and its products to significantly enhance revenues.

     The principal advantage of the Company's products is, and is expected to be, lower price. The Company is aware of one competitor in the critical care nutrition products market that has historically lowered prices to various customers of its branded products to levels that offset all or part of the price advantage of the Company's competitive products. The Company believes that these selective price reductions have resulted in indeterminable lost sales of the Company's competing products, and other competitors may adopt the same strategy. The market for the clinical nutrition products acquired from Elan Pharma, Inc. ("Elan") in January 1997 is expected to be extremely price competitive and often involves the need to offer package pricing of products. The Company has also encountered price competition from other suppliers of adult nutrition supplements. Because the Company's marketing strategy is focused on the price advantage of its products, if a competitor selling competitive products reduces or eliminates the price advantage of the Company's products, there can be no assurance that the Company can compete successfully with such a competitor or operate profitably under such conditions.



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DEVELOPMENT OF NEW PRODUCTS

     The Company intends to continue to develop new products, which will require both the timely identification of market opportunities and the identification of, and the negotiation of contracts with, suitable technical consultants. There can be no assurance that an adequate market opportunity will exist for the potential products the Company selects for development or that such products will be successfully developed or marketed.

DEPENDENCE ON CONTRACT MANUFACTURERS

     The Company engages contract manufacturers to produce its products according to the Company's specifications. The Company relies on these manufacturers to comply with all applicable government regulations and manufacturing guidelines. There can be no assurance that contract manufacturers will consistently supply adequate quantities of the Company's products on a timely basis, that such manufacturers will consistently comply with government regulations or that the quality of such products will be consistently maintained. In the event of a sale of a defective product, the Company would be exposed to product liability claims and could lose customer confidence. In addition, minimum quantity order requirements imposed by manufacturers may result in excess inventory levels, requiring additional working capital and increasing exposure to losses from inventory obsolescence. Although the Company believes it could find alternative manufacturers for its products, any interruption in supply of any of the Company's products could adversely affect the Company's ability to market its products and, therefore, the Company's business, financial condition and results of operations.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

     The Company believes that its future operating results may be subject to substantial quarterly fluctuations because its large OEM pump customer may order large quantities at irregular intervals. In addition, the gross profit as a percentage of sales on the sale of products acquired from Elan substantially is less than the gross profit percentage on the Company's critical care and clinical nutrition products, and therefore the Company's overall gross profit percentage could vary widely based on the product mix in a given period. To the extent that quarterly revenues and operating results fluctuate substantially, the market price of the Company's common stock may be affected.

CUSTOMER CONCENTRATION

     Although the Company's experience with its customer base is limited, the Company may incur concentration issues with large distributors and OEM customers for its clinical nutrition products, including the products acquired from Elan. There can be no assurance that orders from such customers will continue or that its future orders will not significantly decline.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     Although the Company's existing cash balances are expected to be sufficient to fund the Company's operations through 1998, under certain circumstances the Company may require substantial additional funds before the end of 1998 to meet its working capital requirements in connection with the introduction of new products. In order to meet this possible need, and to meet possible needs after 1998, the Company may be required to raise additional funds through public or private financings, including equity financings. Any additional equity financings may be dilutive to existing shareholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, regardless of the source, may not be available when needed or on terms attractive to the Company. Insufficient funds may require the Company to delay, scale back or eliminate the introduction of new products and the failure to obtain funding when needed could have a material adverse effect on the Company's business, financial condition and results of operations.

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KEY PERSONNEL

     The Company is particularly dependent on the services of its President, Mr. William Rush. If the services of Mr. Rush were to become unavailable to the Company for any reason, there can be no assurance that the Company could adequately replace him. The loss of Mr. Rush's services could have a material adverse effect on the Company. The Company has an employment agreement with Mr. Rush that expires September 30, 1999. The Company currently maintains a life insurance policy with a face value of $1 million on Mr. Rush.

ADDITION OF MANAGEMENT PERSONNEL AND STAFF

     In order to pursue its growth objectives, the Company intends to increase the number of its employees, including management personnel and sales and marketing staff. There can be no assurance that the Company will be able to hire, train and retain sufficient personnel with the necessary experience and abilities to achieve the Company's growth objectives, or that they will perform at a level commensurate with the Company's expectations.

LITIGATION INVOLVING COMPETITORS

     It is not uncommon for companies in the generic and private label industry to be the subject of claims and lawsuits brought by brand name competitors alleging that the generic or private label products have formulas, labelings or packagings similar to competing brand name products. The Company is currently subject to two suits alleging patent infringement. Since the Company's business strategy is to develop and market products that are equivalent to competitors' branded products, similar claims may be made by competitors in the future. Competitors may also respond to the Company's strategy by more aggressively seeking patents on their products to limit the Company's future product development efforts.

     If similar allegations are made against the Company in the future, some of the Company's current and future products may need to be reformulated or repackaged in order for the Company to continue to market products that are comparable to competitors' patented products. While the Company believes that reformulation of its products is generally possible, the Company may be unable to effectively reformulate certain of its products, and there can be no assurance that a reformulated product would be deemed by customers to be essentially equivalent to the patented product. Moreover, there can be no assurance that any future lawsuits could be satisfactorily settled by reformulating, relabeling or repackaging a product, that such litigation will not require the commitment of substantial management time and legal fees, or that such litigation would not have a material adverse effect on the Company's future revenues, financial condition and results of operations.

COMPETITION

     Competition in the clinical nutrition products market consists of established companies that sell branded products which have achieved a high level of customer awareness. Although the Company believes it is the only company currently offering low cost, generic alternatives to the established brands, other companies may enter this market.

     If a larger company with significant financial resources were to compete directly with the Company in particular market segments, there can be no assurance that the Company will be able to compete successfully with such a competitor or operate profitably.

PRODUCT LIABILITY AND INSURANCE RISKS

     The Company's business involves exposure to potential product liability risks that are inherent in the production, manufacture and distribution of food and medical device products. The Company maintains a general insurance policy that includes coverage for product liability claims up to an aggregate amount of $5 million. There can be no assurance, however, that the Company will be able to maintain such insurance on

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acceptable terms, that the Company will be able to secure increased coverage as the commercialization of its products increases or that any insurance will provide adequate protection against potential liabilities.

GOVERNMENT REGULATION

     The Company's products and potential products are or will be subject to government regulation. The Company's current products are regulated as food and medical food by the Food and Drug Administration (the "FDA") and are subject to labeling requirements, current good manufacturing practice ("CGMP") regulations and certain other regulations designed to ensure the safety of the products.

     Claims made by the Company in labeling and advertising its products are subject to regulation by the FDA, the Federal Trade Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. With the addition of the products acquired from Elan, the Company will be subject to FDA regulations regarding Class 2 medical devices. These regulations involve more stringent tracking, testing and documentation standards. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products.

     The Company's current and potential products may become subject to further regulation in the future. The burden of such regulation could add materially to the costs and risks of the Company's development and marketing efforts. There can be no assurance that the Company could obtain the required approvals or comply with new regulations if the Company's products are subject to additional governmental regulation in the future. Failure to obtain necessary approvals or otherwise comply with government regulations could have a material adverse effect on the Company's future revenues, financial condition and results of operations.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Directors, officers and principal shareholders of the Company own beneficially approximately 41% of the Company's outstanding common stock. As a result, such shareholders may have the ability to effectively control the election of the Company's entire Board of Directors and the affairs of the Company, including all fundamental corporate transactions such as mergers, consolidations and the sale of substantially all of the Company's assets.

TRADEMARKS

     The Company has not registered its existing trademarks, but instead relies on its common law trademark rights. The lack of such registration may impair the ability of the Company to prosecute successfully an infringement action against other users of these trademarks. There can be no assurance that the Company's marks do not or will not violate the proprietary rights of others, that the Company's proprietary rights in the marks would be upheld if challenged, or that the Company would not be prevented from using its marks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks.

UNDESIGNATED STOCK

     The Company's authorized capital consists of 25,000,000 shares of capital stock, of which 20,000,000 shares are designated as Common Stock and 5,000,000 are preferred shares undesignated as to series. The Company has no outstanding shares of preferred stock, and there are no current plans to designate or issue any shares of preferred stock. Nevertheless, the Company's Board of Directors has the power to issue any or all of these shares of unissued stock, including the authority to establish the rights and preferences of the unissued shares, without shareholder approval. Furthermore, as a Minnesota corporation, the Company is subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. These provisions and the power to issue additional shares and to establish separate classes or series of common or preferred stock may, in certain circumstances, deter or discourage take-over attempts and other changes in control of the Company not approved by the Board.

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LIMITATIONS ON BROKER-DEALER SALES OF COMPANY COMMON STOCK; APPLICABILITY OF
"PENNY STOCK" RULES; NO ASSURANCE OF CONTINUED QUOTATION ON THE NASDAQ STOCK MARKET.

     Federal regulations promulgated under the Exchange Act regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or The Nasdaq Stock Market ("Nasdaq"), priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq which are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, if, during the time in which the Common Stock is quoted on the Nasdaq Small Cap Market, the Common Stock is priced below $5.00 per share, trading of the Common Stock will be subject to the provisions of Section 15(b)(6) of the Exchange Act, which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the Common Stock and purchasers of shares of Common Stock may experience difficulty in selling such shares in the future in secondary trading markets.

     The Company's Common Stock is currently listed on the Nasdaq Small Cap Market. On August 22, 1997, the Securities and Exchange Commission (the "SEC") approved a number of proposed changes to theNasdaq listing requirements to be effective February 22, 1998. Common and preferred stock must have a minimum bid price of $1. All companies listed on the Nasdaq Small Cap Market must meet specific corporate governance requirements, including distributing annual and interim reports, maintaining a minimum of two independent directors, holding an annual shareholder meeting, meeting quorum requirements, soliciting proxies, reviewing conflicts of interest, obtaining shareholder approval for certain corporate actions and having certain shareholder voting rights. A company listed on the Nasdaq SmallCap Market must also have (i) either net tangible assets of over $2 million, a market capitalization of $35 million or net income of $500,000, (ii) a public float of 500,000 shares and (iii) the market value of such public float must be over $4 million. The Company must have a minimum of 300 round lot shareholders and there must be at least two market makers in the Company's Common Stock. Since January 28, 1997, the Company's Common Stock has had a closing bid price below $1. As of December 31, 1997, the Company's net tangible assets were above $2 million. Should the Company's Common Stock remain below $1 or should the Company incur losses in excess of $310,000 in the first two quarters of 1998, the Company would no longer be in compliance
with Nasdaq requirements.   Failure by the Company to be in compliance with
the requirements or to file a plan acceptable to Nasdaq for meeting such requirements may result in the delisting of the Company's Common Stock from the Nasdaq Small Cap Market. Should the Common Stock be suspended from trading privileges as a result of the Company's failure to comply with applicable requirements, the Company, prior to re-inclusion, must comply with the requirements prior to continued listing. However, should the Common Stock be terminated from trading privileges on the Nasdaq Small Cap Market, the Company, prior to re-inclusion, must comply with the applicable requirements for initial inclusion on the Nasdaq Small Cap Market, which are more stringent than the requirements for continued listing. There can be no assurance that the Common Stock will continue to be listed on the Nasdaq Small Cap Market.

     In the event that the Common Stock is delisted from the Nasdaq Small Cap Market and the Company fails other relevant criteria, trading, if any, in shares of Common Stock would be subject to the full range of the Penny Stock Rules. Under Exchange Act Rule 15g-8, broker-dealers must take certain steps prior to selling a penny stock, which steps include: (i) obtaining financial and investment information from the investor; (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor;
(iii) providing the investor a written identification of the shares being offered and in what quantity; and (iv) deliver to the investor a written statement setting forth the basis on which the broker or dealer approved the investor's account for the transaction. If the Penny Stock Rules are not followed by a broker-dealer, the investor has no obligation to purchase the shares. Accordingly, delisting from the Nasdaq Small Cap Market and the application of the comprehensive Penny Stock Rules may make it more difficult for broker-dealers to sell the Common Stock, purchasers of shares of Common Stock may have difficulty in selling such shares in the future in secondary trading markets and the per share price of such stock would likely be greatly reduced.